Exhibit 5

Our ref Your ref	DIC/RBG001.0023

The Royal Bank of Scotland Group plc RBS Gogarburn PO Box 1000 Edinburgh EH12 1HQ	DUNDAS & WILSON CS LLP Saltire Court 20 Castle Terrace Edinburgh EHI 2EN Tel 0131 228 8000 Fax 0131 228 8888 Legal Post: LP2, Edinburgh 6 Direct Line: 0131 200 7391 8 December 2005

Dear Sirs

We have acted as Solicitors in Scotland for The Royal Bank of Scotland Group plc (the Company) in connection with the registration under the U.S. Securities Act of 1933, as amended (the Securities Act), of 3,117,390 Ordinary Shares of 25 pence each (the New RBS Ordinary Shares) of the Company pursuant to the registration statement on Form S-8 (the Registration Statement) filed under Rule 462(b) of the Securities Act of 1993 with the Securities and Exchange Commission (SEC) in connection with The Royal Bank of Scotland Group plc Medium-term Performance Plan (MPP) and The Royal Bank of Scotland Group plc 1999 Executive Share Option Scheme (ESOS).

We have examined the Registration Statement. In addition, we have examined such other documents and have made such further examinations and enquiries as we have deemed necessary to enable us to express the opinions set forth herein. We have assumed that, prior to the issue of the New RBS Ordinary Shares, any requisite increase in the Company’s authorised ordinary share capital and grant of directors’ authority to allot ordinary shares will be effected by means of a resolution or resolutions duly passed by the shareholders of the Company in a general meeting, and that any conditions necessary for such a resolution(s) to take effect will be duly fulfilled.

Based on the foregoing, we are of the opinion that so far as the law of Scotland at the date hereof is concerned:

1	The Company is a public limited company duly incorporated and not in liquidation under the laws of Scotland; and

2	The New RBS Ordinary Shares, when issued by the Company in accordance with the terms of the MPP and ESOS will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith, be duly authorised and validly issued and fully paid, and will not be subject to further call or contribution under the laws of Scotland.

We hereby consent:

(i)	to the use of our name in the Registration Statement in the forms and contexts in which it appears; and

(ii)	to the filing of this opinion as an exhibit to the Registration Statement.

Dundas S Wilson CS LLP is a Limited Liability Partnership registered in Scotland with Registered Number SO300441. Registered Office: Saltire Court, 20 Castle Terrace, Edinburgh EHI 2EN

A list of members of Dundas & Wilson CS LLP is open to inspection at the Registered Office

Offices in: Edinburgh Glasgow London

In the giving of this consent, we do not admit that we are a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours faithfully

For and on behalf of Dundas & Wilson CS LLP

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